Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

LEVEL ONE BANCORP, INC.,

LBI ACQUISITION, INC.

AND

LOTUS BANCORP, INC.

AS OF NOVEMBER 20, 2014

i

EXHIBIT INDEX

Exhibit A	Form of Voting Agreement
Exhibit B	Bank Agreement of Merger

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 20th day of November, 2014 (the “Agreement Date”), among Level One Bancorp, Inc., a Michigan corporation (“Acquiror”), LBI Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Acquiror (“Acquisition Corp”), and Lotus Bancorp, Inc., a Michigan corporation (“Lotus”).

RECITALS

A.                                    The parties to this Agreement desire to effect a reorganization whereby Acquiror acquires control of Lotus through the merger (the “Merger”) of Acquisition Corp with and into Lotus with Lotus being the surviving entity as a wholly-owned subsidiary of Acquiror (the “Surviving Entity”), immediately followed by the merger of Lotus with and into Acquiror with Acquiror being the surviving entity.

B.                                    As a result of the Merger and at the time of the consummation thereof, each outstanding share of the common stock of Lotus, (“Lotus Common Stock”), will be cancelled and converted solely into the right to receive cash in the amount and pursuant to the terms set forth in this Agreement.

C.                                    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and the other transactions.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1                                                           Definitions.

In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)                                 “Acquiror” has the meaning given to such term in the introductory paragraph.

(b)                                 “Acquisition Corp” has the meaning given to such term in the introductory paragraph.

(c)                                  “Acquisition Transaction” means the acquisition by a third party of: (i) legal or beneficial ownership (as defined by Rule 13d-4 promulgated under the Exchange Act) of greater than 20% of the then issued and outstanding voting stock of a party hereto or any of their Subsidiaries through any transaction to which a party hereto or any Affiliate of a party hereto is a party; or (ii) more than 50% of the assets of a party or any of their Subsidiaries hereto.

(d)                                 “Affiliate” means with respect to:

(i)                                     a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or Director (or in a similar capacity); and

(ii)                                  a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or Director of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a Director (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(e)                                  “Aggregate Merger Consideration” means cash in the amount equal to the product of the number of Outstanding Lotus Shares as of the Effective Time multiplied by $12.00; provided, however, that if the Closing has not occurred on or prior to April 15, 2015, the Aggregate Merger Consideration will be increased by $2,600 per Business Day from April 1, 2015 to the Closing Date; provided, further, only the Outstanding Lotus Shares as of the Agreement Date plus shares of Lotus Common Stock issued in conjunction with a Permitted Warrant Exercise shall be considered to be Outstanding Lotus Shares for purposes of this Section 1.1(e).

(f)                                   “Agreement” has the meaning given to such term in the introductory paragraph.

(g)                                  “Agreement Date” has the meaning given to such term in the introductory paragraph.

(h)                                 “ALLL” means allowance for loan and lease losses.

(i)                                     “Bank” means Lotus Bank, a Michigan state chartered commercial bank with its main office located in Novi, Michigan, and a wholly-owned subsidiary of Lotus.

(j)                                    “Bank Loans” has the meaning given to such term in Section 4.11.

(k)                                 “Bank Merger” means the merger of the Bank with and into and under the charter of Level One Bank.

(l)                                     “Bank Shares” has the meaning given to such term in Section 4.6.

(m)                             “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Merger.

(n)                                 “BHCA” has the meaning given to such term in Section 4.1.

(o)                                 “Borrowing Affiliate” has the meaning given to such term in Section 6.2(d).

(p)                                 “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

(q)                                 “Business Day” means any day except Saturday, Sunday and any day on which Level One Bank is authorized or required by law or other government action to close.

(r)                                    “Call Reports” means Reports of Condition and Income as filed with the FDIC.

(s)                                   “Certificates” has the meaning given to such term in Section 3.3(a).

(t)                                    “Closing” has the meaning given to such term in Section 2.2(a).

(u)                                 “Closing Date” has the meaning given to such term in Section 2.2(a).

(v)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(w)                               “Confidentiality Agreement” means the letter agreement dated as of August 7, 2014 by and between Acquiror and Lotus (as it may be amended from time to time).

(x)                                 “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Second Step Merger; (iii) the Bank Merger; (iv) the performance by Acquiror, Acquisition Corp and Lotus of their respective covenants and obligations under this Agreement; (v) Acquiror’s acquisition of control of Lotus and, indirectly, the Bank; and (vi) Acquiror’s payment of cash in exchange for shares of Lotus Common Stock.

(y)                                 “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(z)                                  “Corporation Division” has the meaning given to such term in Section 2.2(b).

(aa)                          “DIFS” means the Michigan Department of Insurance and Financial Services.

(bb)                          “Effective Time” has the meaning given to such term in Section 2.2(b).

(cc)                            “Environmental Laws” has the meaning given to such term in Section 4.22.

(dd)                          “Expense Fee” has the meaning given to such term in Section 11.3(b).

(ee)                            “Family” means with respect to an individual: (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(ff)                              “FDI Act” means the Federal Deposit Insurance Act.

(gg)                            “FDIC” means the Federal Deposit Insurance Corporation.

(hh)                          “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ii)                                  “Financial Statements” has the meaning given to such term in Section 4.7.

(jj)                                “GAAP” means generally accepted accounting principles as applied in the United States.

(kk)                          “IIPI” has the meaning given to such term in Section 4.15(b).

(ll)                                  “Intellectual Property Assets” has the meaning given to such term in Section 4.18(g).

(mm)                  “Knowledge” with respect to:

(i)                                     an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii)                                  a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months, as a director, officer, partner, executor or Director of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(nn)                          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(oo)                          “Letter of Transmittal” has the meaning given to such term in Section 3.3(a).

(pp)                          “Level One Bank” means Level One Bank, a Michigan state chartered commercial bank with its main office located in Farmington Hills, Michigan, and a wholly-owned subsidiary of Acquiror.

(qq)                          “Lotus” has the meaning given to such term in the introductory paragraph.

(rr)                                “Lotus Common Stock” has the meaning given to such term in the Recitals hereof.

(ss)                              “Lotus Employee Benefit Plans” has the meaning given to such term in Section 4.18(m).

(tt)                                “Lotus Shareholders” mean the holders of record of Lotus Common Stock.

(uu)                          “Lotus’ Shareholders’ Equity” means the consolidated Shareholders’ equity of Lotus, calculated in accordance with GAAP, but adjusted to exclude (i) Lotus Transaction Expenses, (ii) any unrealized gains or losses relating to investment securities attributed to ASC 320 and (iii) the cost or expense directly related to any accounting or other adjustments made pursuant to Section 6.14. For all purposes of this Agreement, Lotus’ Shareholders’ Equity shall each be calculated by Lotus, in consultation with and as agreed to by Acquiror and Lotus’s and Acquiror’s independent auditors, in any case with such agreement not to be unreasonably withheld, as of the close of business on the Closing Date, using reasonable estimates of revenues and expenses through the Closing Date where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing by Acquiror’s independent auditors, which approval shall not be unreasonably withheld.

(vv)                          “Lotus Transaction Expenses” means all transaction costs of Lotus necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Lotus or the Bank in connection with this Agreement and the Contemplated Transactions, termination and deconversion costs associated with the data proceeding agreement with Jack Henry, costs associated with employee change in control agreements and other severance payments and all other non-payroll related costs and expenses in each case incurred or to be incurred by Lotus or the Bank through the Effective Time in connection with this Agreement and the Contemplated Transactions.

(ww)                      “Material Adverse Effect” with respect to a Person (other than an individual) means a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or on the ability of such Person to perform its obligations under this Agreement on a timely basis; provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (A) a change with respect to, or effect on, that Person and its subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (B) a change with respect to, or effect on, that Person or any of its subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (C) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto.

(xx)                          “Maximum Amount” has the meaning given such term in Section 7.3(b).

(yy)                          “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(zz)                            “MBC” has the meaning given to such term in Section 4.4.

(aaa)                   “MBCA” means the Michigan Business Corporation Act, as amended.

(bbb)                   “Merger” has the meaning given to such term in the Recitals hereof.

(ccc)                      “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(ddd)                   “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)                                     is consistent with the past customs and practices of such Person, including with respect to quantity and frequency, and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)                                  is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)                               is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(eee)                      “OREO” has the meaning given to such term in Section 4.9.

(fff)                         “Outstanding Lotus Shares” means the number of shares of Lotus Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares held as treasury stock).

(ggg)                      “Paying Agent” has the meaning given to such term in Section 3.3(a).

(hhh)                   “Per Share Merger Consideration” has the meaning given to such term in Section 3.1(b).

(iii)                               “Permitted Warrant Exercise” means the exercise of a Warrant by a Person other than by a Person identified in Section 9.9.

(jjj)                            “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(kkk)                   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(lll)                               “Proxy Statement” has the meaning given such term in Section 6.8.

(mmm)       “Regulatory Authority” means any federal, state or local governmental body, agency or authority that, under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Lotus, Acquiror, Acquisition Corp, or the Bank; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including the Federal Reserve, the FDIC and DIFS.

(nnn)                   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(ooo)                   “Schedules” has the meaning given to such term in Section 1.2(b).

(ppp)                   “Second Step Merger” has the meaning given to such term in Section 2.10.

(qqq)                   “Severance Payment Obligation” has the meaning given to such term in Section 7.4.

(rrr)                            “Stock Options” has the meaning given to such term in Section 4.5(b).

(sss)                         “Stock Option Holder” has the meaning given to such term in Section 4.5(b)

(ttt)                            “Subsequent Financial Statements” has the meaning given to such term in Section 6.4.

(uuu)                   “Surviving Entity” has the meaning given to such term in the Recitals hereof.

(vvv)                   “Tax” means any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock franchise, withholding, social security, unemployment, disability, transfer, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(www)             “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(xxx)                   “Termination Date” has the meaning given such term in Section 11.1(e).

(yyy)                   “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(zzz)                      “Voting Agreement” means the Voting Agreement by and among Acquiror, Acquisition Corp, and the directors of Lotus and joined in by Lotus, in the form attached as Exhibit A.

(aaaa)            “Warrants” has the meaning given to such term in Section 4.5(b).

(bbbb)            “Warrant Holder” has the meaning given to such term in Section 4.5(b).

Section 1.2                    Principles of Construction.

(a)                                 In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean

“to, but excluding”; (iv) references to a governmental or quasi- governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Farmington Hills, Michigan time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)                                 Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of Lotus attached to and made part of this Agreement, (the “Schedules”). The Schedules consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement with respect to Lotus and the Bank, which Schedules were delivered by Lotus to Acquiror before the Agreement Date. The disclosures in the Schedules, and those in any update or supplement thereto, relate only to the representations and warranties in the sections of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)                                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)                                 With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2

THE MERGER

Section 2.1                                                 The Merger.       Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and shareholder approvals, at the Effective Time, Acquisition Corp shall be merged with and into Lotus pursuant to the provisions of, and with the effects provided in, the MBCA, the separate existence of Acquisition Corp shall thereupon cease, and Lotus shall be the Surviving Entity. As a result of the Merger, at the Effective Time, each share of stock of

Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into shares of common stock of the Surviving Entity and each of the Outstanding Lotus Shares will be cancelled and converted into the right to receive the Per Share Merger Consideration, in each case as provided in Article 3.

Section 2.2                                                 Closing; Effective Time.

(a)                       Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties, provided that, in the absence of an agreement, the Closing shall occur as soon as practicable following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or waived, but in no event later than the tenth (10th) Business Day of the calendar month following the calendar month in which such date occurs (the “Closing Date”). The Closing shall occur electronically or through the mail or at a time and place that is mutually acceptable to Acquiror and Lotus. Subject to the provisions of Article 11, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)                       The parties hereto agree to file on the Closing Date an appropriate certificate of merger reflecting the terms of the Merger contained in this Agreement with the Corporation Division of the Michigan Department of Licensing and Regulatory Affairs (the “Corporation Division”), as contemplated by Section 707 of the MBCA. The Merger shall be effective as specified by Acquiror in the certificate of merger as filed and accepted by the Corporation Division (the “Effective Time”).

Section 2.3                                                 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in the MBCA. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Acquisition Corp and Lotus shall be vested in the Surviving Entity, and all debts, liabilities and duties of Acquisition Corp and Lotus shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.4                                                 Articles of Incorporation. At the Effective Time, the articles of incorporation of Acquisition Corp, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.5                                                 Bylaws. At the Effective Time, the bylaws of Acquisition Corp, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.6                                                 Board of Directors. At the Effective Time, the directors of Acquisition Corp immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.

Section 2.7                                                                   Officers. At the Effective Time, the officers of Acquisition Corp immediately prior to the Effective Time shall be the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.

Section 2.8                                                                   Acquiror’s Deliveries at Closing. At the Closing, Acquiror shall deliver the following items to Lotus:

(a)                                 copies of resolutions of the board of directors of Acquiror authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified by the Secretary or any Assistant Secretary of Acquiror;

(b)                                 copies of resolutions of the board of directors and sole shareholder of Acquisition Corp authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified by the Secretary or any Assistant Secretary of Acquisition Corp;

(c)                                  copies of resolutions of the board of directors and sole shareholder of Level One Bank authorizing and approving the Bank Merger certified by the Secretary or any Assistant Secretary of Level One Bank; and

(d)                                 a certificate executed by the President or Chief Executive Officer of Acquiror, dated as the Closing Date, to the effect that the conditions set forth Sections 10.1, 10.2 and 10.5 have been satisfied.

Section 2.9                                                                   Lotus’s Deliveries at Closing. At the Closing, Lotus shall deliver the following items to Acquiror:

(a)                                 a good standing certificate for Lotus issued by the Corporation Division dated not more than ten (10) Business Days prior to the Closing Date;

(b)                                 a copy of the articles of incorporation and all amendments thereto of Lotus certified by the Corporation Division not more than ten (10) Business Days prior to the Closing Date;

(c)                                  a certificate of the Secretary or any Assistant Secretary of Lotus dated the Closing Date certifying a copy of the bylaws of Lotus and stating that there have been no further amendments to the articles of incorporation of Lotus delivered pursuant to this Section 2.9;

(d)                                 copies of resolutions of the shareholders and the board of directors of Lotus authorizing and approving this Agreement and the Contemplated Transactions certified by the Secretary or any Assistant Secretary of Lotus;

(e)                                  a good standing certificate for the Bank issued by DIFS dated not more than ten (10) Business Days prior to the Closing Date;

(f)                                   a copy of the articles of incorporation and all amendments thereto of the Bank certified by DIFS dated not more than ten (10) Business Days prior to the Closing Date;

(g)                                  a certificate of the Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of incorporation of the Bank delivered pursuant to this Section 2.9;

(h)                                 copies of resolutions of the sole shareholder and the board of directors of the Bank authorizing and approving the Bank Merger certified by the Secretary or any Assistant Secretary of the Bank;

(i)                                     a list of Lotus Shareholders as of the Closing Date and a list of all Persons as of the Closing Date who hold or have the right at any time to acquire shares of Lotus Common Stock or any other equity security of Lotus certified in each case by the Secretary or any Assistant Secretary of Lotus;

(j)                                    a certificate of each of Lotus’s legal counsel, accountants and financial and investment banker if any representing that all of their respective fees and expenses incurred by Lotus prior to and including the Effective Time in connection with the Contemplated Transactions have been paid in full or were fully accrued prior to the close of business on the day immediately preceding the Closing;

(k)                                 a certificate executed by the President or Chief Executive of Lotus, dated as the Closing Date, to the effect that the conditions set forth Sections 9.1, 9.2, 9.5, 9.6, and 9.8 have been satisfied as to Lotus.

(l)                                     such other documents as Acquiror or Acquisition Corp or their counsel shall reasonably request.

Section 2.10                                                    Second Step Merger and Bank Merger.

(a)                                 On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the MBCA, Acquiror shall cause the Surviving Entity to be merged with and into Acquiror, with Acquiror being the surviving entity in the merger (the “Second Step Merger”). Acquiror shall continue its existence under the Laws of the State of Michigan, and the separate corporate existence of the Surviving Entity shall cease as of the effective time of the Second Step Merger. In furtherance of the foregoing, Acquiror shall cause certificate of merger relating to the Second Step Merger to be filed with the Corporation Division, and the Second Step Merger shall become effective as of the date and time specified in the certificate of merger.

(b)                                 Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Level One Bank and the Bank shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit B, with such changes thereto as Acquiror may reasonably request. Acquiror and Lotus agree to cooperate and to take such steps as may be necessary to cause the Bank Merger to occur and to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger. The resulting bank shall be Level One Bank. The parties intend that the Bank Merger will become effective immediately following the Second Step Merger. In furtherance of such agreement, each of Acquiror and Lotus agrees: (i) respectively, to cause the board of directors of each of the Bank and Level One Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval and (ii) respectively, to vote the shares of stock of the Bank and Level One Bank owned by them in favor of the Bank Merger

Section 2.11                                                    Alternative Structure. Notwithstanding anything contained in this Agreement to the contrary, Acquiror may request, for any reasonable business, tax or regulatory purpose of Acquiror that Lotus enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of Lotus with any Affiliate of Acquiror or any other entity selected by Acquiror, and if requested by Acquiror, the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the Contemplated Transactions shall delay the Closing (if such a date has already been firmly established) by more than twenty (20) Business Days or adversely affect the economic benefits or the tax effect of the Merger at the Effective Time to the Lotus Shareholders.

Section 2.12                                                    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that none of Acquiror, Acquisition Corp or Lotus by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.

Article 3

CONVERSION OF STOCK IN THE MERGER

Section 3.1                                                           Manner of Merger. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)                                 Each share of common stock of Acquisition Corp that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(b)                                 Each Outstanding Lotus Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the quotient of: (i) the Aggregate Merger Consideration; divided by the Outstanding Lotus Shares (the “Per Share Merger Consideration”). Based on the number of Outstanding Lotus Shares as of the Agreement Date, and assuming none of the changes contemplated by Section 1.1(e) occur, the Per Share Merger Consideration will be $12.00 and the Aggregate Merger Consideration will be $16,785,516.

Section 3.2                                                           Rights as Shareholders; Stock Transfers. At the Effective Time, Lotus Shareholders shall cease to be, and shall have no rights as, Lotus Shareholders, other than to receive the Per Share Merger Consideration. All rights to receive the Per Share Merger Consideration in exchange for each share of Lotus Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to all Outstanding Lotus Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Lotus or the Surviving Entity of shares of Lotus Common Stock.

Section 3.3                                                           Exchange Procedures.

(a)                                 As soon as reasonably practicable, but not later than five (5) Business Days, after the Effective Time, Acquiror shall cause the paying agent selected by Acquiror (which may be Level One Bank) (the “Paying Agent”) to mail to each then current holder of record of Lotus Common Stock instructions for use in effecting the surrender of the certificates representing Lotus Common Stock (the “Certificates”) in exchange for the Per Share Merger Consideration (the “Letter of Transmittal”). Upon proper surrender of a Certificate for exchange and cancellation to or as directed by Acquiror in the Letter of Transmittal, together with such properly completed and duly executed Letter of Transmittal and such documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefore a check representing the amount of the cash, without interest thereon, that such holder is entitled to receive pursuant to this Article 3, and the Certificates so surrendered shall forthwith be cancelled.

(b)                                 Neither the Paying Agent nor any party hereto shall be liable to any former holder of Lotus Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)                                  If a check representing any part of the Per Share Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Acquiror any transfer or other taxes required by reason of the issuance of a check representing cash in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Acquiror that such tax has been paid or is not payable.

(d)                                 Each of Acquiror and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Lotus Common Stock, Stock Options and Warrants, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any Legal Requirement or by any Regulatory Authority. To the extent that any amounts are so withheld by Acquiror or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Lotus Common Stock, Stock Options and Warrants, as applicable, in respect of which such deduction and withholding was made by Acquiror or the Paying Agent, as the case may be.

(e)                                  Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

Section 3.4                                                           Stock Options and Warrants.

(a)                                 At the Effective Time, all rights with respect to Stock Options with exercise prices that are less than the Per Share Merger Consideration shall be cancelled in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of Lotus

Common Stock underlying such Stock Option Holder’s Stock Options by (2) the Per Share Merger Consideration less the exercise price per share under such Stock Options. Any Stock Options where the exercise price equals or exceeds the Per Share Merger Consideration shall be canceled without any payment. As soon as practicable after the Effective Time, Acquiror shall cause the payment contemplated by this Section 3.4(a) to be paid.

(b)                                 At the Effective Time, and by virtue of the Merger, all rights with respect to Warrants with exercise prices that are less than the Per Share Merger Consideration shall be cancelled in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of Lotus Common Stock underlying such Warrant Holder’s Warrants by (2) the Per Share Merger Consideration less the exercise price per share under such Warrants. Any Warrants where the exercise price equals or exceeds the Per Share Merger Consideration shall be canceled without any payment. As soon as practicable after the Effective Time, Acquiror shall cause the payment contemplated by this Section 3.4(b) to be paid.

(c)                                  Lotus’ board of directors or its compensation committee shall not make any grants of Stock Options or Warrants following the execution of this Agreement.

(d)                                 Lotus’ board of directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Stock Options and Warrants necessary to effect the foregoing provisions of this Section 3.4.

Section 3.5                                                           Dissenting Shares. As provided in Section 762 of the MBCA, no Lotus Shareholder shall have the right to dissent from the Merger.

Article 4

REPRESENTATIONS AND WARRANTIES OF LOTUS

Lotus hereby represents and warrants to Acquiror and Acquisition Corp that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 4.1                                                           Lotus Organization. Lotus: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of Lotus and all amendments thereto are set forth on Schedule 4.1 and are complete and correct.

Section 4.2                                                           Bank Organization. The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Michigan. Except as set forth on Schedule 4.2, Lotus has no direct or indirect subsidiaries other than the Bank. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the articles of incorporation and bylaws of the Bank and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

Section 4.3                                                           Authorization; Enforceability.

(a)                                 Lotus has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Lotus, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of Lotus enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)                                 Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Lotus or the articles of incorporation or bylaws of the Bank: (i) prohibits or restricts Lotus’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Acquiror or Acquisition Corp to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Lotus has unanimously approved the execution of, and performance by Lotus of its obligations under, this Agreement.

Section 4.4                                                           No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of Lotus or the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Lotus or the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including such approvals under the BHCA, the FDI Act, and the Michigan Banking Code of 1999, as amended (the “MBC”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Lotus or the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Lotus or the Bank. Except for the approvals referred to in Section 8.1 and the requisite approval of the Lotus

Shareholders, neither Lotus nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5                                                           Lotus Capitalization.

(a)                                 The authorized capital stock of Lotus currently consists, and at the Closing will consist, exclusively of 8,000,000 shares of capital stock: (i) of which 7,500,000 shares of Lotus Common Stock are authorized and of which there are 1,398,793 Outstanding Lotus Shares all of which are duly authorized, validly issued and outstanding, fully paid and nonassessable; and (ii) 500,000 shares of preferred stock, of which no shares are issued and outstanding; and (iii) no shares are held in the treasury of Lotus. To the Knowledge of Lotus, none of the shares of Lotus Common Stock are, nor on the Closing Date will they be, subject to any claim of right that would prevent or delay the consummation of the Contemplated Transactions, except for any liens that will be released at or prior to the Closing (which liens are disclosed on Schedule 4.5).

(b)                                 None of the shares of Lotus Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as disclosed in Schedule 4.5, since December 31, 2011, no shares of Lotus Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Lotus, and no dividends or other distributions payable in any equity securities of Lotus have been declared, set aside, made or paid to Lotus Shareholders. To the Knowledge of Lotus, none of the shares of authorized capital stock of Lotus are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Schedule 4.5 sets forth the name of each holder (each, a “Stock Option Holder”) of outstanding options to acquire shares of Lotus Common Stock (the “Stock Options”) and the number of Stock Options held by each such Stock Option Holder as well as the applicable exercise price. Schedule 4.5 sets forth the name of each holder (each, a “Warrant Holder”) of outstanding warrants to acquire shares of Lotus Common Stock (the “Warrants”) and the number of Warrants held by each such Warrant Holder as well as the applicable exercise price. Except as set forth on Schedule 4.5 or as otherwise contemplated in this Agreement, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Lotus to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Lotus, and except as provided in this Section 4.5 of as otherwise disclosed in this Agreement, Lotus is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Lotus. Lotus does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.5.

(c)                                  Lotus acknowledges that the Aggregate Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section 4.5 with respect to the number of Outstanding Lotus Shares, Stock Options and Warrants or other rights to purchase additional shares of Lotus Common Stock, and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on Lotus for purposes of this Agreement.

Section 4.6                    Lotus Subsidiary Capitalization. The authorized capital stock of the Bank consists, and at the Closing will consist, exclusively of 1,010,000 shares of capital stock, $5.00 par value per share, all of which are, and at the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the “Bank Shares”). Lotus is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the Bank Shares are, and will be on the Closing Date, freely transferable and subject to no claim of right inconsistent with this Agreement. There are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Bank, and except as provided in this Section 4.6 or otherwise disclosed in this Agreement, the Bank is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank. The Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.6.

Section 4.7                    Financial Statements and Reports. True, correct and complete copies of the following financial statements are included in Schedule 4.7:

(a)           audited consolidated balance sheets for Lotus as of December 31, 2011, 2012 and 2013 and the related audited consolidated statements of income, statements of cash flows and statements of changes in shareholders’ equity for Lotus for the years ended December 31, 2011, 2012 and 2013;

(b)           Call Reports for the Bank as of the close of business on December 31, 2011, 2012 and 2013, and for each of the three months ended March 31, 2014, June 30, 2014 and September 30, 2014; and

(c)           FR Y-9SP Reports for Lotus as of the close of business on December 31, 2011, 2012 and 2013, as filed with the Federal Reserve.

The financial statements described above have been prepared in accordance with GAAP (except with respect to the absence of footnotes in the case the financial statements described in clauses (b) and (c) above), and have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, the “Financial Statements”) are complete and correct and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Lotus and the Bank as at the respective dates of, and for the periods referred to in, the Financial Statements. The Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Financial Statements misleading in any material respect.

Section 4.8                    Books and Records. The books of account, minute books, stock record books and other records of Lotus and the Bank are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal

Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Lotus and the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, their respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of Lotus and the Bank.

Section 4.9                    Title to Properties. Each of Lotus and the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including all real property carried by the Bank as other real estate owned (“OREO”). Except as set forth on Schedule 4.9, the ownership interests of Lotus or the Bank in such assets and properties are not subject to any valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements or pursuant to borrowings from Federal Home Loan Banks or similar borrowings; and (d) pledges or liens incurred in the Ordinary Course of Business. Except as set forth on Schedule 4.9, each of Lotus and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except as set forth on Schedule 4.9, no consent of any lessor or other Person is required to permit the Bank following completion of the Contemplated Transactions to continue to lease or occupy any such leased property on the same terms and conditions as are currently in effect. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis, all buildings and structures owned by each of Lotus and the Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10                 Condition and Sufficiency of Assets. The buildings, structures and equipment of Lotus and the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by Lotus and the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and in material compliance with all other building and development codes and other restrictions, including subdivision regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that Lotus or the Bank purport to own or lease are sufficient for the continued conduct of the business of Lotus and the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11                 Loans; Allowance for Loan and Lease Losses. Except as set forth on Schedule 4.11, all loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments (the “Bank Loans”) were made materially in accordance with the lending policies of the Bank in the Ordinary Course of Business or an appropriate exception to the lending policies of the Bank was made. The Bank Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All of the Bank Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.9) and the Bank has complied, and at the Closing will have complied with all Legal Requirements relating to the Bank Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. To the Knowledge of Lotus: (a) none of the Bank Loans is subject to any material offset or claim of offset; (b) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above); and (c) all uncollectible loans have been charged off or the Bank has made an appropriate reserve for such uncollectible loans. Except as set forth in Schedule 4.11, as of the Agreement Date the Bank has no loan in excess of $250,000 that has been classified by regulatory examiners or management of the Bank as “Substandard,” “Doubtful” or “Loss” or in excess of $250,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of the Bank and a list of all loans in excess of $250,000 that are ninety (90) days or more past due with respect to principal or interest payments or that the Bank has placed on nonaccrual status are set forth in Schedule 4.11. Except as set forth in Schedule 4.11, the reserves, the ALLL and the carrying value for OREO which are shown in the latest balance sheet in the Financial Statements are, in the opinion of management of Lotus, adequate in all material respects under GAAP to provide for possible losses as of such date on items for which such reserves, allowances and values were established. Set forth in Schedule 4.11 is a true, accurate and complete list of all loans in which the Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against the Bank.

Section 4.12                 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither Lotus nor the Bank has any debt, secured or unsecured, or other material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for debt and other liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on Schedule 4.12, since the date of the latest Financial Statements, there has not been any change in the business, operations, properties, prospects, assets or condition of Lotus or the Bank, and, to the Knowledge of Lotus, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis.

Section 4.13                 Taxes. Each of Lotus and the Bank has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Each of Lotus and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Lotus and the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Lotus, Threatened against Lotus or the Bank for any Taxes owed by either of them. No audit, examination or investigation related to Taxes paid or payable by Lotus or the

Bank is presently being conducted or, to the Knowledge of Lotus, Threatened by any Regulatory Authority. Each of Lotus and the Bank has delivered or made available to Acquiror true, correct and complete copies of all material Tax Returns filed with respect to the last three fiscal years by Lotus and the Bank and any tax examination reports and statements of deficiencies assessed or agreed to for any such time period. Neither Lotus nor any subsidiary of Lotus has participated in or been a party to a transaction that, as of the Agreement Date, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

Section 4.14                 Compliance with ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all other Lotus Employee Benefit Plans established or maintained by Lotus or the Bank or to which Lotus or the Bank contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Lotus or the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Lotus or the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Lotus or the Bank withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

Section 4.15                 Compliance with Legal Requirements.

(a)           Each of Lotus and the Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, each of Lotus and the Bank is, and at all times since December 31, 2009, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. Except as set forth on Schedule 4.15, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Lotus or the Bank of, or a failure on the part of Lotus or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Lotus or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. Except as set forth on Schedule 4.15, neither Lotus nor the Bank has received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Lotus have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Lotus or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except, in either case, where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis.

(b)           Each of Lotus and the Bank is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Acquiror and Level One Bank pursuant to this Agreement.

(c)           Each of Lotus’ and the Bank’s collection and use of such IIPI, the transfer of such IIPI to Acquiror and Level One Bank, and the use of such IIPI by Acquiror and Level One Bank as contemplated by this Agreement, complies with each of Lotus’ and the Bank’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Lotus or Bank Contract and industry standards relating to privacy.

Section 4.16                 Legal Proceedings; Orders.

(a)           Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Lotus, Threatened against, affecting or involving Lotus or the Bank or any of their respective assets or businesses, or the Contemplated Transactions, since December 31, 2013, and there is no fact to the Knowledge of Lotus that would provide a basis for any other Proceeding or Order. To the Knowledge of Lotus, no officer, director, agent or employee of Lotus or the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Lotus and the Bank as currently conducted.

(b)           Except as set forth on Schedule 4.16, neither Lotus nor the Bank: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, (x) that in any material manner relates to its capital adequacy, (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Lotus or the Bank been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17                    Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2013, each of Lotus and the Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing, with respect to each, since December 31, 2013, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock; provided, however, a bona fide capital raising transaction is not prohibited pursuant to Section 6.3 as long as there is a proportionate adjustment to the Aggregate Merger Consideration.

(b)           amendment to its articles of incorporation or bylaws (or similar organizational documents) or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases made in the Ordinary Course of Business or in accordance with any then existing Lotus Employee Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, non- competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Lotus Employee Benefit Plan;

(e)           damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

(f)            entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Lotus or the Bank of more than $25,000 in the aggregate;

(h)           Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(i)            Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that, for purposes of Section 6.3, nothing in this Section 4.17(i) shall prohibit the Bank from honoring any contractual obligation in existence on the Agreement Date;

(j)            sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; (iii) pursuant to borrowings from Federal Home Loan Banks or similar borrowings; or (iv) otherwise incurred in the Ordinary Course of Business;

(k)           cancellation or waiver by it of any claims or rights with a value in excess of $10,000

(l)            any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $25,000;

(m)          except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(n)           transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(o)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Lotus or the Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(p)           filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(q)           discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(r)            entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $25,000 in aggregate value, except for sales by the Bank of (i) any Bank Loan, (ii) OREO and (iii) other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(s)            purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(t)            hiring of any employee with an annual salary in excess of $50,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(u)           agreement, whether oral or written, by it to do any of the foregoing in this Section 4.17.

Section 4.18                    Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to each of Lotus and the Bank:

(a)           all real property owned by it and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b)           all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)           each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $25,000 in one year;

(d)           each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of $25,000 in one year;

(e)           each Contract not referred to elsewhere in this Section 4.18 that:

(i)            relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

(ii)           has a Material Adverse Effect on Lotus on a consolidated basis;

(f)            each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 or with terms of less than one year);

(g)           each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of its Intellectual Property Assets;

(h)           each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j)            each Contract containing covenants that in any way purport to restrict the business activity of Lotus, the Bank or any Affiliate of any of the foregoing, or limit the ability of

Lotus, the Bank or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            the name and annual salary of each director, officer or employee of Lotus and the Bank, and actual or planned profit sharing, bonus or other form of compensation (other than salary) paid or payable by Lotus or the Bank to or for the benefit of each such person in question for the year ended December 31, 2013, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)          each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Lotus or the Bank for the benefit of the officers, directors or employees of Lotus or the Bank, including each trust or other agreement with any custodian or any Director for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Lotus or the Bank for the benefit of the employees of Lotus or the Bank (collectively, the “Lotus Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Lotus or the Bank;

(n)           the name of each Person who is or would be entitled pursuant to any Contract or Lotus Employee Benefit Plan to receive any payment from Lotus or the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation, but excluding any payment from a qualified retirement plan of Lotus or the Bank) and the maximum amount of such payment;

(o)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Lotus or the Bank to be responsible for consequential damages;

(p)           each Contract for capital expenditures in excess of $25,000;

(q)           each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Lotus or the Bank other than in the Ordinary Course of Business; and

(r)            each amendment, supplement and modification in respect of any of the foregoing in this Section 4.18.

Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

Section 4.19                 No Defaults. Except as set forth on Schedule 4.19, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Each of Lotus and the Bank is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of each Contract under which either Lotus or the Bank has or had any obligation or liability or by which Lotus or the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. To the Knowledge of Lotus, each other Person that has or had any obligation or liability under any such Contract under which Lotus or the Bank has or had any rights is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Lotus, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, neither Lotus nor the Bank has given to or received from any other Person, at any time since December 31, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Lotus or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20                 Deposit Insurance. The deposits of the Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and the Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, if any.

Section 4.21                 Other Insurance. Schedule 4.21 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by Lotus and the Bank on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.22                 Compliance with Environmental Laws. Except as set forth on Schedule 4.22, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Lotus or the Bank or any of their respective assets that are pending or, to the Knowledge of Lotus, Threatened, nor to the Knowledge of Lotus is there any factual basis for any of the foregoing, as a result of any asserted failure of Lotus or the Bank, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other governmental approvals are required for the conduct of the business of Lotus or the Bank or the consummation of the Contemplated Transactions. To the Knowledge of Lotus, neither Lotus nor the Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.23                                                    Regulatory Filings. Each of Lotus and the Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the DIFS. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.24                                                    Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as Director, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law. None of the Bank or any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.25                                                    Indemnification Claims. Except as set forth on Schedule 4.25, no action or failure to take action by any director or executive officer or, to the Knowledge of Lotus, any employee or agent of Lotus or the Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Lotus or the Bank under any Contract with, or the corporate indemnification provisions of, Lotus or the Bank, or under any Legal Requirements.

Section 4.26                                                    Insider Interests. Except as set forth on Schedule 4.26, no officer or director of Lotus or the Bank, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Lotus or the Bank, or any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Lotus or the Bank.

Section 4.27                                                    Brokerage Commissions. Except as set forth on Schedule 4.27, none of Lotus, the Bank or any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.28                                                    Approval Delays. To the Knowledge of Lotus, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.29                                                    Code Sections 280G, 409A and 4999. Except as set forth on Schedule 4.29, no payment that is owed or may become due to any director, officer, employee or agent of Lotus or the Bank will be non-deductible to Lotus or the Bank (or, following the Merger, Acquiror or Acquisition Corp) or subject to tax under Section 280G, Section 409A or Section 4999 of the Code, nor will Lotus or the Bank (or, following the Merger, Acquiror or Acquisition Corp) be required to “gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.29, neither Lotus nor the Bank provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.30                                                    Intellectual Property. Except as set forth on Schedule 4.30, each of Lotus and the Bank owns or has a license to use all of the Intellectual Property Assets used by Lotus and the Bank in the course of its business. Each of Lotus and the Bank is the owner of or has a license, with the right to sublicense, to any Intellectual Property Assets sold or licensed to a third party by it in connection with its business operations, and each of Lotus and the Bank has the right to convey by sale or license any Intellectual Property so conveyed. Neither Lotus nor the Bank is in material default under any of its Intellectual Property Assets. No proceedings have been instituted, or are pending or to the Knowledge of Lotus threatened, which challenge the rights of Lotus or the Bank with respect to Intellectual Property Assets, nor has any person claimed or alleged any rights to such Intellectual Property Assets. To the Knowledge of Lotus, the conduct of the business of Lotus and the Bank does not infringe any intellectual property of any other person in any material respect. Except as set forth on Schedule 4.30, neither Lotus nor the Bank is obligated to pay any recurring royalties to any Person with respect to any Intellectual Property Assets. To the Knowledge of Lotus, no officer, director, or employee of Lotus or the Bank is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Lotus or the Bank.

Section 4.31                                                    Disclosure. Neither any representation nor warranty of Lotus in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION CORP

Acquiror and Acquisition Corp hereby represent and warrant to Lotus that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 5.1                                                           Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.2                                                           Bank Organization. Level One Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Michigan. Level One Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3                                                           Authorization; Enforceability.

(a)                                 Each of Acquiror and Acquisition Corp has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror and Acquisition Corp, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary actions, and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)                                 Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of Acquiror or Acquisition Corp: (i) prohibits or restricts Acquiror’s or Acquisition Corp’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Lotus to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The boards of directors of Acquiror and Acquisition Corp have unanimously approved the execution of, and performance by Acquiror and Acquisition Corp of their respective obligations under, this Agreement.

Section 5.4                                                           Compliance with Legal Requirements. Each of Acquiror and Level One Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. As of the Agreement Date, each of Acquiror and Level One Bank is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis. As of the Agreement Date, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Acquiror or Level One Bank of, or a failure on the part of Acquiror or Level One Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part Acquiror or Level One Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis. As of the Agreement Date, neither Acquiror nor Level One Bank is in receipt of any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Acquiror or Level One Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except, in either case, where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.

Section 5.5                                                           No Conflict. To the Knowledge of Acquiror and Acquisition Corp, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of, Acquiror or Acquisition Corp; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or Acquisition Corp, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the FDI Act and the MBC. Neither Acquiror nor any Acquiror Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except such approvals of the Federal Reserve, the FDIC and DIFS that are required by law or regulation to consummate the Contemplated Transactions.

Section 5.6                                                           Approval Delays. To the Knowledge of Acquiror, after consultation with applicable Regulatory Authorities, as of the Agreement Date, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Level One Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.7                                                           Disclosure. Neither any representation nor warranty of Acquiror in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Section 5.8                                                           Financial Resources. Acquiror will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Aggregate Merger Consideration and to otherwise perform its other obligations under this Agreement.

Article 6

COVENANTS OF LOTUS

Section 6.1                                                           Access and Investigation. Subject to the Confidentiality Agreement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing, have full and continuing access to the facilities, operations, records, employees and properties of Lotus and the Bank in accordance with the provisions of this Section 6.1. Acquiror and its Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records, employees and properties of Lotus and the Bank and of their respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such operations, records, employees, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Lotus or the Bank. Upon request, Lotus will furnish Acquiror or its Representatives, attorneys’ responses to auditors’ requests for information regarding Lotus and the Bank, and such financial and operating data and other information reasonably requested by Acquiror (provided that, with respect to attorneys, such disclosure would not result in the waiver by Lotus or the Bank of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Lotus or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by Lotus or the Bank. This Section 6.1 shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by any Legal Requirement.

Section 6.2                                                           Operation of Lotus. Except with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld or delayed, between the Agreement Date and the Closing, Lotus will, and will cause the Bank, to:

(a)                                 conduct its business only in the Ordinary Course of Business and in material compliance with all Legal Requirements;

(b)                                 use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

(c)                                  confer with Acquiror concerning operational matters of a material nature;

(d)                                 enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in that connection, from the date hereof to the Closing, shall not:

(i)                                     enter into any new credit or new lending relationships in excess of $1,000,000 with any Person and such Person’s Borrowing Affiliate (as defined below); or

(ii)                                  other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Bank which constitutes a non-performing loan or against any part of such indebtedness the Bank has established specific loss reserves or any part of which has been charged-off by the Bank or which is included on the Bank’s watch list.

provided, however, that the Bank shall be permitted to make any loan that is otherwise prohibited by this subsection if Lotus or the Bank has made a written request to Acquiror for permission to make an otherwise prohibited loan and has provided the Acquiror with sufficient information to make an informed decision with respect to such request, and the Acquiror has failed to respond to such request within three (3) Business Days after his receipt of such request and such information;

(e)                                  maintain an ALLL which is adequate in all material respects under the requirements of GAAP or any Legal Requirement to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days;

(f)                                   maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)                                  not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by the Bank of Federal Funds or the securities set forth on Schedule 6.2(g) or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

(h)                                 not declare or pay any dividends or make any other distributions of cash or property to any of Lotus’s or the Bank’s directors, officers, employees or shareholders, other than (i) regular salary or other earned compensation and (ii) dividends from the Bank to Lotus made in the Ordinary Course of Business;

(i)                                     not incur any financial obligation to any financial advisor, valuation expert or similar consultant if Lotus or the Bank will be liable for the fees payable to any such consultant; provided, however, that nothing contained in this Agreement shall prevent the retention by Lotus or the Bank of any such consultant which is currently engaged by Lotus so long as any fees or expenses associated therewith are paid by Lotus on or before the Closing Date and are included in the Lotus Transaction Expenses;

(j)                                    file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(k)                                 record and carry on its books and records the net realizable value of OREO, with such value to be supported by reasonable documentation of the same;

(l)                                     maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years; and

(m)                             comply with all material Legal Requirements and material Contracts.

Section 6.3                                                           Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing, Lotus will not, and will cause the Bank not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur other than the issuance of shares of Lotus Common Stock upon the occurrence of a Permitted Warrant Exercise. Between the Agreement Date and the Closing neither Lotus nor the Bank will increase the fees, salaries or other payments to Lotus’s or the Bank’s directors, officers or shareholders. For purposes of this Section 6.3, Acquiror’s consent shall be deemed to be given if Lotus has made a written request to Acquiror for permission to take any action otherwise prohibited by this Section 6.3 and has provided Acquiror with sufficient information to make an informed decision with respect to such request, and the Acquiror has failed to respond to such request within ten (10) Business Days after his receipt of such request and such information.

Section 6.4                                                           Subsequent Financial Statements. As soon as reasonably available after the date hereof, Lotus will deliver to Acquiror copies of: (a) monthly unaudited financial statements of Lotus and the Bank that are provided to the management and directors of Lotus and the Bank, respectively; (b) Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date; and (c) all other financial reports or statements, including Form FR Y-9SP Reports, submitted after the date hereof by Lotus or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Financial Statements”). Except as may be required by changes in any Legal Requirements effective after the date hereof, the Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations of Lotus and the Bank, as applicable, for the dates and periods presented. The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Financial Statements misleading in any material respect.

Section 6.5                                                           Advice of Changes. Between the Agreement Date and the Closing Date, Lotus shall promptly notify Acquiror in writing if Lotus becomes aware of any fact or condition that causes or constitutes a Breach of any of Lotus’s representations and warranties as of the Agreement Date, or if Lotus becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Lotus will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, Lotus will promptly notify Acquiror of the occurrence of any Breach of any covenant of Lotus in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.6                                                           Other Offers. Until such time, if any, as this Agreement is terminated pursuant to Article 11, Lotus will not, and will cause its Representatives and the Bank and its Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction or a potential Acquisition Transaction involving Lotus or the Bank. Notwithstanding the foregoing, Lotus may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Lotus determines, in good faith, that the exercise of its fiduciary duties to Lotus’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that Lotus may not, in any event, provide to such third party any information which it has not provided to Acquiror. Lotus shall promptly notify Acquiror orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

Section 6.7                                                           Voting Agreement. Concurrently with the execution and delivery of this Agreement, Lotus has delivered the Voting Agreement signed by Lotus and each of the directors of Lotus.

Section 6.8                                                           Shareholders’ Meeting. Lotus shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held not later than ninety (90) days after the Agreement Date. Lotus shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with a proxy statement (the “Proxy Statement”), which shall include a copy of this Agreement. Subject to its fiduciary duties, Lotus and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of Lotus. For the avoidance of doubt, the parties acknowledge that the failure of Lotus to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.8 shall be deemed to have a Material Adverse Effect on Lotus on a consolidated basis and on Acquiror’s and its shareholders’ rights under this Agreement.

Section 6.9                                                           Information Provided to Acquiror. Lotus agrees that the information concerning Lotus that is provided or to be provided by Lotus to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions, at the respective times such documents are filed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.10                                                    Amendment or Termination of Employee Benefit Plans. To the extent permitted by applicable Legal Requirements, upon the written request of Acquiror, Lotus shall take such action as may be necessary to amend or terminate any Lotus Employee Benefit Plan on or before the Closing Date on terms reasonably acceptable to Acquiror; provided, however, that Lotus shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing Date.

Section 6.11                                                    Data and Item Processing Agreements. Lotus agrees to consult with Acquiror prior to the entry by it, either through action or inaction, into any new, or any extension of any existing, data or item processing agreements. Lotus agrees to coordinate with Acquiror the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

Section 6.12                                                    Tax Matters. Neither Lotus nor the Bank shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Acquiror. Each of Lotus and the Bank shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Acquiror for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 6.13                                                    Accounting and Other Adjustments. Subject to applicable Legal Requirements, Lotus agrees that it shall, and shall cause the Bank to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and make any other adjustments that would affect the financial reporting of Acquiror, on a consolidated basis after the Effective Time, in any case as Acquiror shall reasonably and in good faith request; provided, however, that neither Lotus nor the Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Acquiror shall confirm in writing that all conditions precedent to Lotus’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and that there are no facts or circumstances which would prevent Acquiror from consummating the Contemplated Transactions; provided further, that neither Lotus nor the Bank shall be obligated to take any such requested action if the primary purpose of such action is to reduce the Aggregate Merger Consideration pursuant to the adjustments in Section 3.3.

Section 6.14                                                    Severance Payments. If requested by Acquiror, Lotus shall cause the Bank to satisfy the Severance Payment Obligation on or before the Closing Date with respect to any employee of Lotus or the Bank identified by Acquiror who will not be retained by Acquiror or Level One Bank on and after the Effective Time.

Article 7

ACQUIROR’S COVENANTS

Section 7.1                                                           Advice of Changes. Between the Agreement Date and the Closing Date, Acquiror shall promptly notify Lotus in writing if Acquiror or any Acquiror Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Acquiror’s representations and warranties as of the Agreement Date, or if Acquiror or any Acquiror Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify Lotus of the occurrence of any Breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.2                                                                   Information Provided to Lotus. Acquiror agrees that none of the information concerning Acquiror or any Acquiror Subsidiary that is provided or to be provided by Acquiror to Lotus for inclusion or that is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to Lotus or any of its Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.3                                                           Indemnification and Insurance.

(a)                                 Except as may be limited by applicable Legal Requirements, including applicable banking regulations, Acquiror shall honor any of Lotus’s obligations in respect of indemnification and advancement of expenses currently provided by each of Lotus and the Bank in its articles of incorporation or bylaws in favor of the current and former directors and officers of Lotus or the Bank for five (5) years from the Effective Time with respect to matters occurring prior to the Effective Time.

(b)                                 Acquiror shall maintain in effect for not less than one (1) year from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by Lotus prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. Alternatively, Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the current and former directors and officers of Lotus and the Bank. After the Effective Time, Acquiror shall not be required to pay premiums for insurance coverages in excess of 150% of the last annual premium (such 150% threshold, the “Maximum Amount”) paid by Lotus or the Bank prior to the Agreement Date in respect of the coverages required to be obtained pursuant to this Section 7.3(b), but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, Acquiror may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a one-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Lotus and the Bank with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

Section 7.4                                                           Severance Payment Obligation. Acquiror covenants and agrees to pay severance payments (the “Severance Payment Obligation”) to any full-time employee of Lotus or the Bank whose employment is terminated by Acquiror or Level One Bank other than for cause within six months after the Closing Date. The Severance Payment Obligation as to any such terminated employee (other than employees subject to employment agreements existing on the date hereof as identified on Schedule 7.5), shall equal two (2) weeks of salary for each year of service with Lotus or the Bank, subject, in each case, to a minimum of two (2) weeks and a maximum of sixteen (16) weeks pay. No officer or employee of Lotus or Bank is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) this section; or (iii) any other program or arrangement.

Section 7.5                                                                   Employment Agreement. Acquiror agrees to cause Level One Bank and Acquiror to honor the terms of those employment agreements identified on Schedule 7.5.

Section 7.6                                                           Acquiror Employment Benefit Plans. Acquiror covenants and agrees that each Continuing Employee shall receive credit for years of service at Lotus and the Bank for all purposes, including, without limitation, for purposes of eligibility to participate, entitlement to benefits, and levels of benefits of any Acquiror employee benefit plan (including, but not limited to, Acquiror’s 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, except to the extent that credit would result in duplication of benefits. At such time as Lotus and Bank employees become eligible to participate in a medical, dental or health plan of Acquiror, Acquiror shall use commercially reasonable efforts to cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees of Lotus and the Bank and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Acquiror; and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Acquiror Plan.

Article 8

COVENANTS OF ALL PARTIES

Section 8.1                                                           Regulatory Approvals. By no later than forty-five (45) days after the Agreement Date, Acquiror and Level One Bank shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) DIFS pursuant to the MBC; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Lotus shall cause the Bank to join in any such application as reasonably requested by Acquiror. Acquiror shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section 8.1, Lotus and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Acquiror agrees promptly to advise Lotus and its counsel of, and share with them, any material communication received by Acquiror or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

Section 8.2                                                           Necessary Approvals. Each of Acquiror, Acquisition Corp and Lotus agree to fully and promptly cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.3                                                           Customer and Employee Relationships. Each of Acquiror and Lotus agrees that its respective Representatives may jointly:

(a)                                 participate in meetings or discussions with officers and employees of Lotus, Acquiror and the Bank in connection with continuing employment opportunities with the Bank after the Effective Time; and

(b)                                 contact Persons having dealings with the Bank for the purpose of informing such Persons of the services to be offered by the Bank after the Effective Time.

Section 8.4                                                           Best Efforts; Cooperation. Each of Acquiror, Acquisition Corp and Lotus agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible, and if possible, by no later than April 15, 2015. In furtherance, and not in limitation, of the foregoing, Lotus agrees to use its Best Efforts to obtain: (a) other than with respect to the employment agreements identified on Schedule 7.5, the release of any change in control rights or similar rights relating to any employee of Lotus or the Bank or any other Person under any other agreement by which Lotus or the Bank is bound; and (b) the consent of any lessor or other Person whose consent is required to permit Acquiror or the Bank to continue to lease its properties or continue its existing agreements in effect. None of Acquiror, Acquisition Corp or Lotus will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing, each of Acquiror, Acquisition Corp and Lotus will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

AND ACQUISITION CORP

The obligations of Acquiror and Acquisition Corp to consummate the Merger and to take the other actions required to be taken by Acquiror or Acquisition Corp at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and Acquisition Corp, in whole or in part):

Section 9.1                                                           Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of Lotus set forth in this Agreement shall be assessed as of the Agreement Date and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4(a), 4.5, 4.6, and 4.27 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4(a), 4.5, 4.6, and 4.27) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Lotus or the Bank; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 9.2                                                           Lotus’s Performance. Each and all of the agreements and covenants of Lotus to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

Section 9.3                                                           Documents Satisfactory. All proceedings, corporate or other, to be taken by Lotus in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and Acquisition Corp and their counsel, and Lotus shall have made available to Acquiror and Acquisition Corp for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Lotus or the Bank which Acquiror or Acquisition Corp may reasonably request in connection with the Contemplated Transactions.

Section 9.4                                                           No Proceedings. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

Section 9.5                                                           Absence of Material Adverse Effects. From September 30, 2014, to the Closing, there shall be and have been no change in the financial condition, assets or business of Lotus that has had or would reasonably be expected to have a Material Adverse Effect on Lotus on a consolidated basis.

Section 9.6                                                           Consents and Approvals. Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Merger, including (a) the approval of Regulatory Authorities and (b) the approval of the Lotus Shareholders, shall have been obtained and shall be reasonably satisfactory to Acquiror and Acquisition Corp, and all applicable waiting periods shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner

(including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the board of directors of Acquiror would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Acquiror would not, in its reasonable judgment, have entered into this Agreement.

Section 9.7                                                           No Prohibition. The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Acquiror, Acquisition Corp or any of Acquiror’s Affiliates to be required to make any material change in its operations as a result of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 9.8                                                                   Minimum Shareholders’ Equity. Lotus’ Shareholders’ Equity shall not be less than Lotus’ adjusted Shareholders’ Equity at September 30, 2014.

Section 9.9                                                                   Exercise of Stock Options and Warrants. The directors and officers of Lotus and the Bank shall not have exercised any Stock Options or Warrants held by such persons following the execution of this Agreement.

Article 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF LOTUS

Lotus’s obligation to consummate the Merger and to take the other actions required to be taken by Lotus at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Lotus, in whole or in part):

Section 10.1                                                    Accuracy of Representations and Warranties. For purposes of this Section 10.1, the accuracy of the representations and warranties of Acquiror and Acquisition Corp set forth in this Agreement shall be assessed as of the Agreement Date and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2, and 5.3(a) shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, and 5.3(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Acquiror and Acquisition Corp; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 10.2                                                            Acquiror’s and Acquisition Corp’s Performance. Each and all of the agreements and covenants of Acquiror and Acquisition Corp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

Section 10.3                                                            Documents Satisfactory. All proceedings, corporate or other, to be taken by Acquiror and Acquisition Corp in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Lotus and its counsel.

Section 10.4                                                    No Proceedings. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

Section 10.5                                                    Consents and Approvals. Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary for Lotus to consummate the Merger, including the approval of the Lotus Shareholders, shall have been obtained, and all applicable waiting periods shall have expired.

Section 10.6                                                    No Prohibition. The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Lotus or the Bank to violate any applicable Legal Requirement or Order.

Article 11

TERMINATION

Section 11.1                                                            Reasons for Termination and Abandonment. This Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

(a)                                 by mutual consent of the board of directors of Lotus and Acquiror;

(b)                                 by Acquiror or Lotus (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by this Agreement pursuant to Articles 9 or 10, as applicable;

(c)                                  by Acquiror or Lotus in the event (i) any approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Legal Requirement or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the meeting for Lotus Shareholders (including any postponements or adjournments) shall have concluded and been finally adjourned and the Lotus Shareholders did not approve the Merger;

(d)                                 by Acquiror or Lotus, if in the exercise of its fiduciary duties, the board of directors of Lotus determines to (i) enter into negotiations with a third party for an Acquisition

Transaction as contemplated by Section 6.6 hereof or (ii) not recommend to Lotus Shareholders that they approve this Agreement in the manner contemplated by Section 6.8 hereof; or

(e)                                  by Acquiror or Lotus if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2015 (the “Termination Date”); provided, however, that the Termination Date shall be extended by two (2) months if the primary reason the Closing has not occurred is that the parties have not obtained the approval of Regulatory Authorities described in Section 8.1; or

Section 11.2                                                    Effect of Termination. Except as provided in Section 11.3, if this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, and there shall be no liability under this Agreement to or on the part of any party (or such party’s respective officers, directors, shareholders and Affiliates), and all rights and obligations of each party shall cease, except that the obligations in Section 11.2 (Effective of Termination), Section 11.3 (Expenses) and Article 12 will survive; provided, however, that, subject to Section 11.3, nothing herein shall relieve any party from liability for fraud of the willful and material Breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 11.3                                                    Expenses.

(a)                                 Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel, and accountants. If any of the parties hereto files suit to enforce this Section 11.3 or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

(b)                                 If this Agreement is terminated:

(i)                                     pursuant to Section 11.1(b), the breaching party shall pay to the terminating party, within five (5) business days of such termination, a fee equal to (1) the amount of the terminating party’s reasonable costs and expenses (including financial advisor, consultant, accountant and counsel fees) in connection with the transactions contemplated by this Agreement, up to a maximum of Seventy-Five Thousand Dollars ($75,000) (the “Expense Fee”), plus (2) One Hundred Fifty Thousand Dollars ($150,000).

(ii)                                  pursuant to Section 11.1(b) as a result of a breach by Lotus or Section 11.(d) and, either at or prior to the date of termination, or within eighteen (18) months after such termination, Lotus enters into a Contract with any party other than Acquiror (or any Affiliate of Acquiror) which constitutes an Acquisition Transaction with such other party, then, Lotus shall pay Acquiror, upon its written demand in same day funds, the Expense Fee (if not previously paid) and an additional sum of Five Hundred Thousand Dollars ($500,000); provided, however, that in such case, the provisions of this Section shall in no way limit Acquiror’s rights against such third party.

(c)                                  The amounts payable pursuant to Section 11.3(b) constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Acquiror and Lotus, as applicable, under this Agreement for all Breaches of this Agreement by Acquiror and Lotus, as applicable.

Article 12

MISCELLANEOUS

Section 12.1                                                    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Michigan applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2                                                    Jurisdiction and Service of Process. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Michigan, County of Oakland or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Oakland, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 12.3                                                    Assignments, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Acquiror may assign its respective rights under this Agreement to any wholly-owned subsidiary of Acquiror without the consent of Lotus so long as Acquiror continues to guarantee the performance of all of its covenants set forth in this Agreement. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Sections 7.3, 7.4 and 7.5 which are intended to be for the benefit of the individuals covered thereby.

Section 12.4                                                    Waiver. Except as provided in Article 11, rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.5                                                            Modification. This Agreement may not be amended except by a written agreement signed by each of Acquiror, Acquisition Corp and Lotus.

Section 12.6                                                    Publicity. Prior to the Closing and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld. Unless consented to by each of Acquiror and Lotus in advance or except as required by law, prior to the Closing, the parties shall keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. Lotus and Acquiror will consult with each other concerning the means by which Lotus’s and the Bank’s employees, customers and suppliers and others having dealings with Lotus the Bank will be informed of the Merger.

Section 12.7                                                    Confidentiality. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as any other party may reasonably request.

Section 12.8                                                    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by certified mail (return receipt requested) with postage prepaid or faxed or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 12.8:

(a)                                 If to Acquiror or Acquisition Corp, to:

Level One Bancorp, Inc.

32991 Hamilton Court

Farmington Hills, Michigan 48334

Telephone:                                   (248) 737-6903

Facsimile:                                         (248) 536-5060

Email:            dwalker@levelonebank.com

Attention:                                         David C. Walker

with a copy to:

Nelson Mullins Riley & Scarborough, LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Telephone:                                   (404) 322-6218

Facsimile:                                         (404) 322-6041

Email:            brennan.ryan@nelsonmullins.com

Attention:                                         Brennan Ryan, Esq.

(b)                                 if to Lotus, to:

Lotus Bancorp, Inc.

44350 West Twelve Mile Road

Novi, Michigan 48377

Telephone:                                   (248) 912-1881

Facsimile:                                         (248) 735-3830

Email:                                                            nsearle@banklotus.net

Attention:                                         Neal J. Searle

with a copy to:

Howard and Howard Attorneys PLLC

200 South Michigan Avenue, Suite 200

Chicago, Illinois 60604

Telephone:                                   (312) 456-3444

Facsimile:                                         (312) 939-5617

Email:            jhemker@howardandhoward.com

Attention:                                         Joseph B. Hemker, Esq.

or to such other Person or place as any party shall furnish to the other parties hereto in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.8, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile or other electronic means, on the next Business Day if also confirmed by mail in the manner provided in this Section 12.8.

Section 12.9                                                    Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.10                                             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

Section 12.11                                             Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.12                                             Counterparts; Facsimile or Other Electronic Signatures. This Agreement and any amendments thereto may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or other electronic signature and any such signature shall be of the same force and effect as an original signature.

Section 12.13                                             Survival. Except for covenants that are expressly to be performed after the Closing, the representations, warranties and covenants set forth in this Agreement shall not survive beyond the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

LOTUS BANCORP, INC.		LEVEL ONE BANCORP, INC.

By:	/s/ Neal J. Searle	By:	/s/ Patrick J. Fehring
Name:	Neal J. Searle	Name:	Patrick J. Fehring
Title:	President and CEO	Title:	President and CEO

LBI ACQUISITION, INC.

By:	/s/ Patrick J. Fehring
Name:	Patrick J. Fehring
Title:	CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER